Exhibit 99.1

SharpLink Begins Utilizing its Share Buyback Program and Reaffirms Commitment to Long-Term Stockholder Value

MINNEAPOLIS, MN – September 9, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today announced it has begun to utilize its share buyback program to drive long-term stockholder value.

The Company believes its common stock is significantly undervalued in the market and believes buybacks represent a compelling investment that underscores confidence in its long-term strategy and growth prospects. SharpLink today stands in a position of strength — holding approximately $3.6 billion of ETH with no current outstanding debt. Even more compelling, nearly 100% of the $3.6 billion of ETH is staked, which is generating material revenue for the Company.

While the Company trades below its Net Asset Value (“NAV”), stock repurchases are immediately accretive to stockholders. To demonstrate its commitment, the Company began utilizing its share buyback program, starting with the repurchase of approximately 939,000 shares of its common stock at an average price of $15.98. The Company expects to repurchase additional shares based on market conditions using cash on hand, cash available from operating activities like staking, or alternative forms of financing.

SharpLink also reaffirms that it has not utilized its At-the-Market (“ATM”) facility while trading below NAV, as doing so would be dilutive on an ETH per share basis. If market conditions change, however, the Company reserves the right to utilize the ATM facility in an accretive manner for the stockholders.

“Maximizing stockholder value remains our top priority as we execute on our vision of being the most trusted ETH treasury company in the market,” said Joseph Chalom, Co-Chief Executive Officer of SharpLink. “With a robust balance sheet, zero debt and a powerful ETH treasury generating income, we are in a position of strength. We believe the market currently undervalues our business, and rather than issue equity while trading below NAV, we are focused on disciplined capital allocation — including share repurchases — to increase stockholder value. We continue to be focused on the long-term Ethereum opportunity, and our strategy reflects that.”

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt ETH as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

To enhance transparency and investor engagement, SharpLink launched a dynamic ETH dashboard, which includes information regarding market data for the Company and Ethereum, ETH Concentration, basic mNAV, and other relevant metrics related to its ETH treasury.

SharpLink is also reimagining the future of online gaming. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the user experience. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase shares of SharpLink’s common stock, if any, in the open market through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain digital intangible assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets that are not considered digital intangible assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com